EIS International, Inc. and Subsidiaries

                                                              Exhibit 11

             Statement Re Computation of Per Share Earnings
              (In thousands, except for per share amounts)

                                                                                        Three Months                Six Months
                                                                                       Ended June 30,             Ended June 30,
                                                                                --------------------------   ---------------------
                                                                                    1997         1998          1997          1998
                                                                                  -------      --------      --------       ------
Net income (loss)                                                                 $ 1,359      $ (1,081)     $ (2,163)     $   (62)
                                                                                  -------      --------      --------      -------

Weighted average number of common shares outstanding - Basic:                      11,224        11,590        11,179       11,568
     Dilutive effect of stock options and warrants                                    276           ---           ---          ---
                                                                                  -------      --------      --------      -------
Weighted average number of common shares outstanding - Diluted:                    11,500        11,590        11,179       11,568
                                                                                  -------      --------      --------      -------

Basic income (loss) per share:                                                     $ 0.12       $ (0.09)      $ (0.19)     $ (0.01)
Diluted income (loss) per share:                                                     0.12         (0.09)        (0.19)       (0.01)

Note: For the three months ended June 30, 1998 and the first six months of 1997 and 1998, the assumed exercise of stock options and warrants has not been included in the calculation as they would be anti-dilutive.